EXHIBIT 10.5
3rd AMENDMENT TO LEASE
     This Third Amendment To Lease is made and entered into this 9th day of May, 2007, by and between, HEALTH FITNESS CORPORATION d.b.a. HEALTHCALC NET, INC, hereinafter referred to as “Tenant” and Parkway Commons, L.P., an Oklahoma limited partnership (formerly CMD Realty Investment Fund II, ltd), hereinafter referred to as “Landlord”;
Whereas, Landlord and Tenant agree that they are the rightful parties to that certain lease agreement dated September 29, 2003, Amended April 29, 2005, for Suite 290, and Amended January 31, 2006 for suite 256 at 5068 W. Plano Parkway, Plano, Texas 75093, and whereas Parkway Commons, L P. (successor Landlord) and Tenant desire to modify and extend said lease:
Now, therefore, in consideration of the premises and other good and valuable consideration receipt of which is hereby acknowledged the above referenced lease is amended as follows:
1.	Expansion. Commencing on June 1, 2007 (“Expansion Date”), or as soon as space is available, Landlord and Tenant agree that Tenant shall expand into suite 250 consisting of approximately 2,174 rentable square feet as indicated on “Exhibit A”, attached hereto and made a pert of this lease, for a new total of 8,213 rentable square feet.

2.	Extension. The lease shall be extended to December 31, 2012.

3.	Base Rent. Effective June 1, 2007, the Base Rental Rate shall be as follows for premises totaling 8,213rsf:

June 1, 2007 - June 30, 2007:	$13,699.75/Month
July 1, 2007 - December 31, 2007:	$14,030.54/Month
January 1, 2008 - December 31, 2008:	$14,372.75/Month
January 1, 2009 - December 31, 2009:	$14,714.96/Month
January 1, 2010 - December 31, 2010:	$15,057.17/Month
January 1, 2011 - December 31, 2011:	S15,399.38/Month
January 1, 2012 - December 31, 2012	$15,741.58/Month
4.	Tenant Improvements. Landlord shall finish out expansion Premises according to mutually agreed upon space plan not to exceed $7.00 per square foot.

5.	Right of First Offer. Landlord agrees Tenant has the Right of First Offer on any space which becomes available for lease on the second floor at the same rental rate which is then in effect under said Third Amendment to Lease when Tenant exercises it Right of First Offer. Tenant agrees to either accept or decline the space within 5 business days of Landlord’s written notice. If written notice is not received by Landlord by the close of business on the fifth day, Tenant’s option becomes null and void.

6.	Security Deposit. Tenant shall pay an additional Security Deposit for Expansion Space; $4,166.83.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
LANDLORD: PARKWAY COMMONS, L.P.

an Oklahoma Limited Partnership,

By:	Acron Parkway Commons, LL.C.,
an Oklahoma limited liability company
it’s general partner

By:	Acron (USA), L.P.
a Texas Limited Partnership,
it’s Managing Member

	By:	Acron U.S. Management, Inc.
a Nevada Corporation
it’s general partner

		By:	/s/ Greg W. Wilson

Greg W. Wilson, President
TENANT: HEALTH FITNESS CORPORATION

By:	/s/ Wesley W. Winnekins

Name:	Wesley W. Winnekins

Its:	Chief Financial Officer

EXHIBIT A
Expansion Premises
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EXHIBIT B
Right of First Refusal
     Provided (a) that no Event of Default, assignment or sublease exists under any term or provision contained in this Lease and no condition exists which with the passage of time or the giving of notice or both would constitute an Event of Default pursuant to this Lease, (b) that Tenant has continuously occupied the Premises for the Permitted Use during the Lease Term, and (c) subject to the pre-existing rights of existing tenants in the Building and other prospective tenants, Tenant (but not any assignee or subtenant) shall have the ongoing right, subject to the terms and conditions set forth below, to lease that certain space as described on Exhibit B-1 attached to this Lease (the “Right of First Refusal Space”) before it is leased to any third party during the initial Lease Term.
     Subject to the terms above, in the event any third party expresses interest in leasing all or any portion of the Right of First Refusal Space during the Lease Term (“Third Party Interest”), Landlord shall offer the entire Right of First Refusal Space to Tenant in writing by certified mail to either Peter Egan, John Ellis or authorized agent upon the same terms, covenants and conditions as provided in this Lease for the original Premises, given that the base rent, the length of lease term, the base year, and the tenant improvement allowance (if any) shall be the same as the terms included in a written bona fide third patty offer for the Right of First Refusal Space which are acceptable to Landlord. Tenant shall accept the space “As-Is”, and Tenant shall have no further rights with respect to the Right of First Refusal Space. If Tenant notifies Landlord in writing of the acceptance of such offer within five days after Landlord has delivered such offer to Tenant, Landlord and Tenant shall enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises demised pursuant to the Lease fin the remainder of the Lease Term and any renewal thereof, if applicable, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). Any termination of the Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal Space shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment or a conveyance of such rights to any assignee (except for a Permitted Transfer). Nothing herein contained should be construed so as to limit or’ abridge Landlord’s ability to deal with the Right of First Refusal Space or to lease the Right of First Refusal Space to other tenants on the terms set forth herein, Landlord’s sole obligation being to offer, and if such offer is accepted, to deliver the Right of First Refusal Space to Tenant in accordance with this provision.

EXHIBIT “B”
Demised Premises
Suite 295
1,222 Rentable Square Feet
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EXHIBIT B-1
Right of First Refusal Space
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